                                                                  EXHIBIT 10.38


                        CONSULTING AND RELEASE AGREEMENT




         This CONSULTING AND RELEASE AGREEMENT ("Agreement") is made and entered into by and between Mr. William J. Miller ("Consultant") and Quantum Corporation (the "Company") as of November 1, 1995 ("Effective Date").


                                   WITNESSETH


         WHEREAS, Consultant has tendered his resignation as Chief Executive Officer and wishes to enter into a consulting relationship with the Company;

         WHEREAS, the Company has accepted Consultant's resignation and wishes to provide Consultant with certain benefits in consideration of Consultant's services to the Company;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

         1. RESIGNATION. Consultant has tendered, and the Company has accepted, Consultant's resignation as Chief Executive Officer, effective as of October 31, 1995 ( the "Separation Date").

         2. SEVERANCE PAY. Eleven (11) months payable as either an employee or a consultant in equal monthly amounts over eleven (11) months commencing on November 1, 1995.

         3. ACCRUED VACATION AND BENEFITS. The Company shall pay the Consultant at Separation Date all accrued vacation and benefits.

         4. HEALTH INSURANCE. Consultant will be eligible to continue health insurance benefits under the federal COBRA law for eighteen (18) months. The Company will pay the employer portion of such expense for a period of eleven
(11) months from the Separation Date.

         5. OUTPLACEMENT SERVICES. The Company will pay the Consultant's reasonable cost of outplacement services for up twelve (12) months.

         6. STOCK OPTION VESTING. The Company will recommend to the Board of Directors the acceleration of vesting of six (6) months of stock options to be fully exercisable upon the Separation Date.

         7. CONSULTING AGREEMENT. Consultant shall serve as a consultant to the Company under the terms specified below. Consulting relationship shall commence on November 1, 1995 and shall continue through September 30, 1997 ("Consulting Period") unless terminated earlier pursuant to paragraph 8 herein.

                  (a) CONSULTING SERVICES. Consultant agrees to provide upon request by the Company consulting services to the Company in any area of Consultant's expertise. Consultant agrees to make himself available to perform such consulting services throughout the consulting period.

                  (b) CONSULTING FEES AND BENEFITS.

                           (i) CONSULTING FEES. During the first eleven (11)
months of the Consulting Period, Consultant shall provide at Company's request a minimum of one (1) day per month. For any additional consulting services agreed to during the first eleven (11) months by the Consultant, the Company shall pay the Consultant a daily fee of $5,000 in cash. Beginning in the twelfth (12) month, in consideration for any Consultant's services agreed to by Consultant, the Company shall pay the Consultant a daily fee for consulting services of $5,000 in cash. In addition to any other fees specified herein, the Company agrees to pay Consultant's reasonable out of pocket expense relating to the consulting services.

                           (ii) STOCK OPTIONS. Consultant acknowledges and
agrees that in consideration of the promises made by the Company herein, that the Consultant release his right to any vesting of stock options under the Company's stock option plans except as provided in section 6 of this Agreement. Further, the Company agrees to extend the Consultant's period to exercise any and all of Consultant's vested stock options until ninety (90) days after this agreement has been terminated. Further, at Separation Date the Consultant shall be released from the obligation to observe the Company's insider trading window per the Company insider trading policy.

         8. TERMINATION OF THE AGREEMENT. This Agreement may be terminated prior to September 30, 1997 by the Consultant upon thirty (30) days' written notice, or at any time by the Company for cause. If Consultant resigns or if the Consultant relationship is terminated for cause, all Compensation and Benefits shall cease as of the date of Consultant's termination.

         9. LIMITATIONS ON AUTHORITY. Consultant shall have no responsibilities or authority as a Consultant to the Company other than as provided for above. Consultant hereby agrees not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company to do so.

         10. COMPETITIVE ACTIVITY. In order to protect trade secrets and confidential and proprietary information of the Company, Consultant agrees that during the Consultant Period, the Consultant will not obtain employment with, perform work for any division, unit or segment of a business entity, or engage in any other work activity which competes with the Company directly in the area of hard disk drives ("Competitive Activity"). In the event that the Consultant engages in any Competitive Activity, the Company's obligation to pay Consultant's Fees shall cease immediately.

         11. NON-COMPETITION.

                  (a) ACKNOWLEDGMENTS BY CONSULTANT. Consultant acknowledges by virtue of Consultant's position with the Company, Consultant developed considerable expertise in the business operations of the Company and has had access to extensive confidential information with respect to the Company. Consultant also acknowledges that this is a contract of personal services wherein Consultant's services are of a special, unique, unusual, extraordinary and intellectual character. Consultant further acknowledges that Consultant's services will have peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law and that the company would be irreparably damaged and its substantial investment materially impaired, if Consultant were to enter into an activity competing the Company's business in violation of the terms of this Agreement. Accordingly, Consultant expressly acknowledges that Consultant is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Consultant in all respects.

                  (b) NON-COMPETITION. Consultant agrees that during the Consulting Period, Consultant shall not directly without prior written consent of the Company, perform work for any division, unit or segment of a business entity or engage in any other work activity which directly competes with the business of the Company.

         12. INDEPENDENT CONTRACTOR. Consultant's relationship with the Company shall be that of an Independent Contractor and nothing in this Agreement shall be construed to create an employer-employee relationship between the parties hereto.

         13. NON-SOLICITATION. Consultant agrees that during the Consulting Period, Consultant will not personally be involved in the solicitation or attempted solicitation of any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

         14. NONDISPARAGEMENT. Consultant and the Company agree that neither party will at any time disparage the other in any manner likely to be harmful the Consultant's business or reputation or the personal or business reputation of the Company or it's Directors, Shareholders and Employees provided that each party shall respond accurately and fully to any question, inquiry or request for information when required by legal process.

         15. CONFIDENTIALITY. The provisions of this Agreement shall be held in strictest confidentiality by the Consultant and the Company and shall not be publicized or disclosed in any manner whatsoever. Notwithstanding the prohibition of the preceding sentence: (i) Consultant may disclose this Agreement, in confidence, to Consultant's immediate family; (ii) the parties may disclose this Agreement to their respective attorneys, accountants, auditors, tax preparers and financial advisors; (iii) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting and disclosure requirements; (iv) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (v) the Consultant may reveal as may be necessary the provisions of section 10, 11, and 13 to prospective employers.

         16. HOLD HARMLESS. Consultant shall exonerate, indemnify and hold harmless the Company, its officers, agents and employees from and against any and all liability, loss, cost, damage, claims, demands or expenses of every kind on account of injuries (including death) to Consultant or any third party or loss or damage to Consultant or any third party's property arising out of or resulting from the gross negligence or willful misconduct of the Consultant in connection with Consultant's performance of services hereunder.

         17. RELEASE OF CLAIMS. Except as otherwise set forth in this Agreement, Consultant hereby releases, acquits and forever discharges the Company, its officers, directors, agents, servants, employees, shareholders, attorneys, successors, assigns and affiliates, and the Company hereby releases the Consultant, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Effective Date, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with Consultant's employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance benefits, or any other form of compensation; claims pursuant to any federal, state or local law, statute or cause of action including, but not limited to, tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. Notwithstanding the above, the Company shall be obligated to indemnify Consultant against third party claims brought against Consultant as specified in the Indeminification Agreement dated January 11, 1994 between the Consultant and the Company for acts or conduct performed during the Consultant's employment with the Company.

         18. SECTION 1542 WAIVER. Consultant acknowledges that Consultant has read and understands Section 1542 of the Civil Code of the State of California, which reads as follows:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Consultant hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release granted in this Agreement.

         19. ENTIRE AGREEMENT. This Agreement constitute the complete, final and exclusive embodiment of the entire agreement between Consultant and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by Consultant and a duly authorized officer of the Company. Each party has carefully read this Agreement, and has been afforded the opportunity to be advised of its meaning and consequences by Consultant or its respective attorneys, and signed the same of Consultant's or its own free will.

         20. SUCCESSORS AND ASSIGNS. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its heirs, successors and assigns. However, because of the unique and personal nature of Consultant's duties under this Agreement, Consultant agrees not to delegate the performance of Consultant's duties under this Agreement.

         21. APPLICABLE LAW. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

         22. SEVERABILITY. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired. Such court will have the authority to modify or replace the invalid or unenforceable terms or provision with a valid and enforceable term or provision that most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

         23. SURVIVAL. In the event of termination of this Agreement, all rights and obligations which by their nature survive the expiration or termination of this Agreement shall remain in effect, including specifically paragraphs 10, 11, 13, 14, 15, 16, 17 and 18.

         24. SECTION HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         25. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, both of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have duly authorized and caused this Agreement to be executed as follows:

WILLIAM J. MILLER,                          QUANTUM CORPORATION,
an individual                               a corporation


By:_______________________________          By:________________________________


Date:_____________________________          Date:______________________________